UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 28, 2008

CHS Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

The Company owns 12,905,882 shares of the outstanding common stock of VeraSun Energy Corporation (VeraSun), which represents an approximate 8% ownership interest that is accounted for as an available for sale investment under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securites". Due to the continued decline of the ethanol industry and the Current Report on Form 8-K filed by VeraSun on September 16, 2008, the Company has determined that an impairment is necessary of its investment in VeraSun. The Company applied FASB Staff Position "FAS115-1/124-1: The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" to determine the amount of the impairment. As a result, based on VeraSun's market value of $5.76 per share on August 31, 2008, an impairment charge in the amount of $71.7 million ($55.3 million net of taxes) was recorded during the fourth quarter of the Company's year ended August 31, 2008. The impairment did not affect the Company's cash flows and did not have a bearing upon its compliance with any covenants under its credit facilities.

Subsequent to August 31, 2008, the market value of VeraSun's stock price has continued to decline, and the Company will be evaluating whether an additional impairment will be necessary during the Company's first quarter of fiscal 2009.

Item 8.01 Other Events.

The Company's unaudited results for the year ended August 31, 2008, reflect a fifth consecutive year of record net income of $803.0 million on record sales of $32.2 billion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

October 30, 2008	By:	/s/ John Schmitz

Name: John Schmitz
Title: Executive Vice President and Chief Financial Officer